Exhibit 10.23
Form 342P
Producer’s 88
OIL & GAS LEASE
     THIS AGREEMENT made this 27 day of February, 2007 between Robert B. Rowling, William C. Dunlap, Thomas Hassen, Minerva Partners, LTD., a Texas limited partnership, Recklaw Ventures, Ltd., and Michael T. Popejoy, whose address is 600 East Las Colinas Boulevard, Suite 1900, Irving, Texas 75039-5601 herein called Lessor (whether one or more) and Lynx Production Company, Inc. whose address is 2121 San Jacinto, Suite 860, Dallas, Texas 75201, Lessee:
     1. Lessor, in consideration of TEN AND OTHER DOLLARS in hand paid, receipt of which is here acknowledged, and of the royalties herein provided and of the agreements of the Lessee herein contained, hereby grants, leases and lets exclusively unto Lessee for the purpose of investigating, exploring, prospecting, drilling, and operating for and producing oil and gas, injecting gas, waters, other fluids, and air into subsurface strata laying pipelines, storing oil, building tanks, roadways, telephone lines, and other structures and things thereon to produce, save, take care of, treat, process, store and transport said minerals, the following described land in Rio Arriba County, New Mexico, to wit:
90,357.544 acres, more or less, out of the Tierra Amarilla Grant, Rio Arriba County, New Mexico more fully described on Exhibit A attached hereto.
Said land is estimated to comprise 90,357.544 acres, whether it actually comprises more or less.
     2. Subject to the other provisions herein contained, this lease shall remain in force from the first date above until April 2, 2009 (called primary term) and as long thereafter as oil or gas is produced from said land or from land with which said land is pooled.
     3. The royalties to be paid by Lessee are: (a) on oil, and other liquid hydrocarbons saved at the well, 1/8 of that produced and saved from said land, same to be delivered at the wells or to the credit of Lessor in the pipeline to which the wells may be connected; (b) on gas, including casing head gas or other gaseous substance produced from said land and used off the premises or used in the manufacture of gasoline or other products, the market value at the well of 1/8 of the gas used, provided that on gas sold on or off the premises, the royalties shall be 1/8 of the amount realized from such sale; (c) and at any time when this lease is not validated by other provisions hereof and there is a gas and/or condensate well on said land, or land pooled therewith, but gas or condensate is not being so sold or used and such well is shut in, either before or after production therefrom, then on or before 90 day after said well is shut in, and thereafter at annual intervals, Lessee may pay or tender an advance shut-in royalty equal to $1.00 per net acre of Lessor’s gas acreage then held under this lease by the party making such payment or tender, and so long as said shut-in royalty is paid or tendered this lease shall not terminate and it shall be considered under all clauses hereof that gas is being produced from the leased premises in paying quantities. Each such payment shall be paid or tendered to the party or parties who at the time of such payment would be entitled to receive the royalties which would be paid under this lease if the well were in fact producing. The payment or tender of royalties

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and shut-in royalties may be made by check or draft. Any timely payment or tender of shut-in royalty which is made in a bona fide attempt to make proper payment, but which is erroneous in whole or in part as to parties or amounts, shall nevertheless be sufficient to prevent termination of this lease in the same manner as though a proper payment had been made if Lessee shall correct such error within 30 days after Lessee has received written notice thereof by certified mail from the party or parties entitled to receive payment together with such written instruments (or certified copies thereof) as are necessary to enable Lessee to make proper payment. The amount realized from the sale of gas on or off the premises shall be the price established by the gas sales contract entered into in good faith by Lessee and gas purchaser for such term and under such conditions as are customary in the industry. Price shall mean the net amount received by Lessee after giving effect to applicable regulatory orders and after application of any applicable price adjustments specified in such contract or regulatory orders. In the event Lessee compresses, treats, purifies or dehydrates such gas (whether on or off the leases premises) or transports gas off the leased premises, Lessee in computing royalty hereunder may deduct from such price a reasonable charge for each of such functions performed.
     4. This is a paid-up lease and Lessee shall not be obligated during the primary term hereof to commence or continue any operations of whatsoever character or to make any payments hereunder in order to maintain this lease in force during the primary term; however, this provision is not intended to relieve Lessee of the obligation to pay royalties on actual production pursuant to the provisions or Paragraph 3 hereof.
     5. Lessee is hereby granted the right and power, from time to time, to pool or combine this lease, the land covered by it or any part or horizon thereof with any other land, leases, mineral estates or parts thereof for the production of oil or gas. Units pooled hereunder shall not exceed the standard proration unit fixed by law or by the Oil Conservation Division of the Energy and Minerals Department of the State of New Mexico or by any other lawful authority for the pool or area in which said land is situated, plus a tolerance of ten percent. Lessee shall file written unit designation in the County in which the premises are located and such units may be designated from time to time and either before or after the completion of wells. Drilling operations on or production from any part of any such unit shall be considered for all purposes, except the payment of royalty, as operations conducted upon or production from the land described in this lease. There shall be allocated to the land covered by this lease included in any such unit that portion of the total production of pooled minerals from wells in the unit, after deducting any used in lease or unit operations, which the net oil or gas acreage in the land covered by this lease included in the unit bears to the total number of surface acres in the unit. The production so allocated shall be considered for all purposes, including the payment or delivery of royalty, to be the entire production of pooled minerals from the portion of said land covered hereby and included in said unit in the same manner as though produced from said land under the terms of this lease. Any pooled unit designated by Lessee, as provided herein, may be dissolved by Lessee by recording an appropriate instrument in the County where the land is situated at any time after the completion of a dry hole or the cessation of production on said unit.
     6. If at the expiration of the primary term there is no well upon said land capable of producing oil or gas, but Lessee has commenced operations for drilling or reworking thereon, this lease shall remain in force so long as operations are prosecuted with no cessation of more than 60 consecutive days, whether such operations be on the same well or on a different or

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additional well or wells, and if they result in the production of oil or gas, so long thereafter as oil or gas is produced from said land. If, after the expiration of the primary term, all wells upon said land should become incapable of producing for any cause, this lease shall not terminate if Lessee commenced operations for additional drilling or reworking within 60 days thereafter, if any drilling, additional drilling, or reworking operations hereunder result in production, then this lease shall remain in full force so long thereafter as oil or gas is produced hereunder.
     7. Lessee shall have free use of oil, gas and water from said land, except water from Lessor’s wells and tanks, for all operations hereunder, and the royalty shall be computed after deducting any so used. Lessee shall have the right at any time during or after the expiration of this lease to remove all property and fixtures placed by lessee on said land, including the right to draw and remove all casing. When required by Lessor, Lessee will bury all pipelines on cultivated lands below ordinary plow depth, and no well shall be drilled within two hundred feet (200 ft.) of any residence or barn now on said land without Lessor’s consent. Lessor shall have the privilege, at his risk and expense, of using gas from any gas well on said land for stoves and inside lights in the principal dwelling thereon, out of any surplus gas not needed for operations hereunder.
     8. The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to their heirs, executors, administrators, successors and assigns; but no change in the ownership of the land or in the ownership of, or rights to receive, royalties or shut in royalties, however accomplished shall operate to enlarge the obligations or diminish the rights of Lessee; and no such change or division shall be binding upon Lessee for any purpose until 30 days after Lessee has been furnished by certified mail at Lessee’s principal place of business with acceptable instruments or certified copies thereof constituting the chain of title from the original Lessor. If any such change in ownership occurs through death of the owner, Lessee may, at its option, pay or tender any royalties or shut-in royalties in the name of the deceased or to his estate or to his heirs, executor or administrator until such time as Lessee has been furnished with evidence satisfactory to lessee as to the persons entitled to such sums. An assignment of this lease in whole or in part shall, to the extent of such assignment, relieve and discharge Lessee of any obligations hereunder and, if Lessee or assignee of part or parts hereof shall fail or make default in the payment of the proportionate part of royalty or shut-in royalty due from such Lessee or assignee or fail to comply with any of the provisions of this lease, such default shall not affect this lease insofar as it covers a part of said lands upon which Lessee or any assignee thereof shall properly comply or make such payments.
     9. Should Lessee be prevented from complying with any express or implied covenant of this lease, or from conducting drilling or reworking operations hereunder, or from producing oil or gas hereunder by reason of scarcity or inability to obtain or use equipment or material, or by operation of force majeure, or by Federal or state law or any order, rule or regulation of governmental authority, then while so prevented, Lessee’s duty shall be suspended and Lessee duly shall not be liable for failure to comply therewith; and this lease shall be extended while and so long as Lessee if prevented by any such cause from conducting drilling or reworking operations or from producing oil or gas hereunder; and the time while Lessee is so prevented shall not be counted against Lessee, anything in this lease to the contrary notwithstanding.

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     10. Lessor hereby warrants and agrees to defend the title to said land and agrees that Lessee at its option may discharge any tax, mortgage or other lien upon said land, and in the event Lessee does so it shall be subrogated to such lien with the right to enforce same and to apply royalties and shut-in royalties payable hereunder toward satisfying same. Without impairment of Lessee’s rights under the warranty, if this lease covers a less interest in the oil or gas in all or any part of said land than the entire and undivided fee simple estate (whether Lessor’s interest is herein specified or not) then the royalties, shut-in royalty, and other payments, if any, accruing from any part as to which this lease covers less than such full interest, shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein. Should any one or more of the parties named above as Lessors fail to execute this lease, it shall nevertheless be binding upon the party or parties executing the same.
     11. Lessee, its or his successors, heirs and assigns, shall have the right at any time to surrender this lease, in whole or in part, to Lessor or his heirs, successors and assigns by delivering or mailing a release thereof to the Lessor, or by placing a release thereof of record in the County in which said land is situated; thereupon Lessee shall be relieved from all obligations, expressed or implied of this agreement as to acreage so surrendered, and thereafter the shut-in royalty payable hereunder shall be reduced in the proportion that the acreage covered hereby is reduced by said release or releases.
SEE ATTACHED ADDENDUM “A” FOR ADDITIONAL PROVISIONS (1 through 21)

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     IN WITNESS WHEREOF, this instrument is executed on the date first above written.

Lessor:	Lessee:

/s/ Robert B. Rowling	/s/ Robert S. Crain

Robert B. Rowling	Lynx Production Company

By: Robert S. Craine, President

Lessor:

/s/ William C. Dunlap

William C. Dunlap

Lessor:

/s/ Thomas E. Hassen

Thomas Hassen

Lessor:

/s/ Matthew Malouf

Minerva Partners, LTD., A Texas Limited
Partnership

By: Malouf Interests, Inc. Its General Partner, By its President, Matthew Malouf

Lessor:

/s/ E.E. Treadway

Recklaw Ventures, Ltd.
By its General Partner, E. E. Treadaway
Recklaw Management Co., Inc.

Lessor:

/s/ Michael T. Popejoy

Michael T. Popejoy

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STATE OF TEXAS	§

COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me on this 28 day of February, 2007 by Robert B. Rowling, an Individual.

/s/ Lynn Zengler
Notary Public, State of Texas

Commission Expires: 9/25/2008

[NOTARY SEAL]

STATE OF TEXAS	§

COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me on this 28th day of February, 2007 by William C. Dunlap, an Individual.

/s/ Lynn Zengler
Notary Public, State of Texas
Commission Expires: 9/25/2008

[NOTARY SEAL]

STATE OF TEXAS	§

COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me on this 2 day of March, 2007 by Thomas Hansen, an Individual.

/s/ Lynn Zengler
Notary Public, State of Texas
Commission Expires: 9/25/2008

[NOTARY SEAL]

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STATE OF TEXAS	§

COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me on this 27 day of February, 2007 Minerva Partners, LTD, a Texas Limited Partnership by Malouf Interests, Inc., Its General Partner, by its President, Matthew Malouf.

/s/ Jay C. House
Notary Public, State of Texas
Commission Expires: 9/22/2010

[NOTARY SEAL]

STATE OF TEXAS	§

COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me on this 27th day of February, 2007 by E.E. Treadaway, General Partner of Recklaw Ventures, Ltd.

/s/ Lynn Zengler
Notary Public, State of Texas
Commission Expires: 9/25/2008

[NOTARY SEAL]

STATE OF TEXAS	§

COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me on this 28th day of February, 2007 by Michael T. Popejoy, an Individual.

/s/ Lynn Zengler
Notary Public, State of Texas
Commission Expires: 9/25/2008

[NOTARY SEAL]

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STATE OF TEXAS	§

COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me on this 7th day of March, 2007 by Robert S. Craine, President Lynx Production Company.

/s/ Steven C. Haworth
Notary Public, State of Texas
Commission Expires: 3/12/2010

[NOTARY SEAL]

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ADDENDUM “A”
Attached to and made a part of that certain oil and gas lease dated 27 February 2007 by and between Robert B. Rowling, et al. as Lessor, and Lynx Production Company, Inc., as Lessee.
ADDITIONAL PROVISIONS OF LEASE
Notwithstanding any provisions to the contrary contained elsewhere in this lease, in the event of a conflict or inconsistency between the printed portion of this lease and this Addendum, the terms, provisions, covenants, limitations, exceptions, reservations and conditions of this Addendum shall govern and prevail over the terms, provisions, covenants, limitations, exceptions, reservations and conditions of the printed portion of this lease (and any insertions therein or deletions thereto). Notwithstanding anything to the contrary in the foregoing portion of this lease, this lease is executed and delivered by Lessor and is accepted by Lessee subject to the following provisions:
1.	The royalties to be paid or delivered by Lessee to Lessor and which are hereby expressly reserved by Lessor shall by 16.25% of all minerals produced, saved and sold from said land, and whenever the fractions 1/8 appear herein, the fraction 16.25% shall be substituted in lieu thereof.
2.	It is also understood and agreed that any shut in royalty shall not be due during the primary tem or during the time Lessee is continuously drilling as described in item 8.c below. When payable, it shall be paid as to each unit containing a well as defined in item 8. below rather than as to all land on ally covered by this lease. After that time, Lessee’s right to maintain this lease in force after the later of the expiration of the primary term hereof or the end of any continuous development by payment of shut-in gas royalty under paragraph 3. shall be limited to recurring periods not to exceed three (3) years in the aggregate. In the even that the cause of shutting in is a lack of infrastructure for marketing of gas or oil, such as pipelines or other facilities necessary for the transportation, compression or marketing of production, but Lessee or parties to whom Lessee will sell production are in the process of actually constructing such lines or facilities, that period of time during which construction is taking place shall not be counted in calculating the three year aggregate limit for shutting in.
3.	Lessor shall have the right at all reasonable times, personally or by representative, to inspect the accounts, records, and data of Lessee pertaining to the development and production of the oil, gas and associated minerals from the leased premises. Lessee agrees to provide Lessor with any well information, such as logs, etc., within a reasonable time following receipt of same.
4.	It is hereby agreed between Lessor and Lessee that this lease covers only oil, gas and all other hydrocarbons and/or substances, whether elements, mixtures or compounds in liquid, gaseous or vaporous forms or states, which can or may be produced through the bore of a well producing oil or gas including, but not limited to, crude oil, condensate, natural gas, coal gas or coal bed methane.

5.	No assignment by Lessee, or any successor to Lessee, shall be valid and binding upon Lessor until furnished with a copy of such assignment or assignments as filed in the Rio Arriba County records. Each assignee of this Lease expressly assumes the obligation to furnish to Lessor copies of its assignment, but upon its failure to do so, it shall be conclusively presumed that such assignee has appointed the last party in its chain of title who has given such notice to Lessor, as that assignee’s agent and attorney-in-fact as to all matters pertaining to this Lease, including the service, receipt, and acceptance of citation in any suit flied by Lessor with respect to this lease.

6.	Lessor appoints Michael T. Popejoy as its agent for service of any notice to be made to Lessor and notice shall be made via certified mail with return receipt requested, or personal delivery, facsimile with confirmation or email with confirmation to:
Michael T. Popejoy
600 East Las Colinas Blvd; Suite 1900
Irving, Texas 75039-5601
Phone: 214-283-8617
Fax: 214-283-8515
Email: mpopejoy@trtholdings.com
7.	No pooling of the leased premises is allowed or permitted without the prior written consent of Lessor.
8.	This lease, if not sooner terminated whole or in part, shall terminate at the end of the primary term, subject to any extension or continuous drilling program which may occur in accordance with provisions found later in this addendum, as to all of said land expect the following units of earned or retained acreage:
(i)	$0 acres around each oil well then producing in paying quantities, or capable of producing in paying quantities and shut-in, or being re-worked, or

(ii)	160 acres around each gas well then producing, or capable of producing, in paying quantities, or capable of producing in paying quantities and shut-in or being re-worked, from depths at or above 8,000 feet beneath the surface, or

(iii)	320 acres around each gas well the producing, capable of producing in paying quantities, or capable of producing in paying quantities and shut-in, or being re-worked, from depths below 8,000 feet beneath the surface

(iv)	In the event any governmental authority or jurisdiction prescribes or permits the allocation of a larger unit to any well in order to obtain the maximum production allowable, then this lease shall continue in force and effect as to the amount of acreage to be so allocated.
In the event Lessee desires to hold and retain more acres than that described above for a producing unit, it may do so subject to the following terms and conditions:
A.	No producing unit shall exceed 640 acres

B.	Lessee shall timely and properly designate said producing unit as set forth in 8.b below

C.	On an annual basis, using the effective date of the designated unit as the starting date, Lessee shall pay to Lessor, a minimum annual royalty, the difference between the royalties and shut ins actually received during this annual period and the sum of seventy five dollars ($75) for each net acre held by said unit or units. Should Lessor consider that Lessee is not in compliance with respect to the payment of such minimum royalty payment, lessor shall notify Lessee in writing via certified mail of the facts relied upon as constituting a breach, hereof, and Lessee, if in default, shall have 60 days after receipt of said notice in which to make said payments, if due.
In addition, three (3) years the later of the end of the primary term or the end of continuous development as described in item c. below, this lease shall terminate as to all depths below 100 feet beneath the base of the deepest formation (or its stratigraphic equivalent) producing or capable of producing in each unit.
Partial termination shall be subject to the following conditions:
a.	The overlapping of one unit of earned acreage with another unit of earned acreage shall not entitle Lessee to retain any acreage not in either unit.
b.	Lessee shall file of record in the appropriated governmental office an instrument releasing said lease as to acreage not held in accordance with the terms of this provision. The retained tracts shall be in as near the form of a square, as is practicable, but conforming as nearly as practicable with lease lines, with the well(s) located therein teeing a sufficient distance from boundary lines of such tracts to comply with regulatory requirements. Such a filing shall be made by Lessee within 60 days after the later of (i) the end of the primary term or any extension thereof: or (ii) the end of continuous development as described later its these special provisions. If Lessee fails or refuses to execute and file such a release or releases as described, Lessee shall be liable to Lessor for any and all costs and expenses, including attorney’s fees, incurred by Lessor in attempting to secure such releases.
c.	If at the expiration of the primary term or any extensions of the primary term, Lessee is then engaged in the actual drilling of a well in search of oil or gas on the covered land or land pooled therewith or has drilled a producing well or a dry hole thereon during the primary term, or any extensions to the primary tem, then the lease termination provisions of this paragraph 8 shall be postponed so long as Lessee continuously drills on the covered land or land pooled therewith with no more than one hundred eighty (180) days elapsing between the completion of a well as a producer or a dry hole and the commencement of actual drilling of the next succeeding well.

d.	In the event of a partial termination of this lease as contemplated in this special provision, it is agreed that Lessee shall have and retain such easements of ingress and egress over the covered land as shall be necessary to enable Lessee to explore (including seismic operations), develop, operate and produce and transport products from or on portions of this Lease then in effect. Further, it shall not be necessary for Lessee to remove or relocate any roads, pipelines, surface facilities, tank batteries or other installations from any portions of this lease which may have terminated for so long as they are used for the development and operation of such portions of this lease which continue in force and effect.

9.	Lessee shall protect the oil and gas in and under the leased premises from drainage by wells on adjoining or adjacent land or leases in a manner of a reasonable, prudent operator.

10.	Prior to the commencement of any operations on the leased premises, Lessee shall give Lessor notice of Lessee’s intention to commence operations, and the approximate date and location of them. Except in eases of emergency, this notice to Lessor shall be given with in a reasonable time prior to the commencement of operations. Lessor shall have the right, personally or by representative, at Lessor’s sole risk, to have access to the derrick floor with the right to observe all operations on all wells including the right to inspect and take samples of all cores and cuttings, and the right to witness the taking of logs and drill stem tests, and Lessee agrees to promptly furnish Lessor with copies of all logs and surveys within sixty (60) days of receipt of Lessor’s written request therefor. Lessee agrees to share with lessor true and correct information as requested by Lessor for each well, the production therefrom and such technical information as Lessee may acquire and which is readily available with respect to the sands and formations encountered. Lessor shall have the right to be present when wells and or tanks are gauged and production metered and shell have the right to examine all run tickets and to have full information as to production and runs. In addition, Lessee shall furnish to Lessor, upon Lessor’s written request, true copies of all applications, reports, and test made by Lessee to any governmental authority. Nothing in this provision shall be interpreted as dictating which operations or tests shall be conducted by Lessee. All operations and tests shall be conducted at Lessee’s sole discretion.
11.	Lessor hereby binds Lessor and Lessor’s heirs, successors and assigns to WARRANT AND FOREVER DEFEND all and singular the leased premises unto Lessee and Lessee’s heirs, successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Lessor, inn riot otherwise. Lessor agrees that Lessee, at Lessee’s option, may discharge any tax, mortgage, or other line or lines upon any interest or interests leased hereby, and in the event Lessee does so, Lessee shall be subrogated to such lien with the right to enforce the same and apply royalties, shut-in gas well royalties minimum royalties and other payments accruing hereunder to the interest or interests against which any such line applies, toward satisfying the same. It is agreed that if this lease covers a less interest in the oil and gas in all or any part of the leased premises than the entire undivided fee simple estate, then royalties, delay rentals, shut-in royalties, minimum royalties and other monies accruing from any part as to which this lease covers less that such full interest shall be paid only in the proportion which the interest therein covered by this lease bears to the whole and undivided fee simple estate therein.

12.	If, at any time while this lease is in force Lessee’s drilling operations are delayed or prevented by reason of Lessee’s inability to obtains fuel for operations or Lessee’s inability to obtain the service of a drilling rig or completion rig, or Lessee is delayed by mechanical failure in the drilling or completion of a well or Lessee is delayed by virtue of any litigation, injunction or restraining order, governmental or regulatory order or regulation or by failure to obtain permits, then all the provisions and covenants contained in this lease concerning the operations during the primary term or after the expiration of the primary term of this lease, in whole or in part, shall be extended until 60 days after the removal of such delaying cause; delaying cause provided, that Lessee must give written notice to Lessor of the existence and cause of such delay with appropriate supporting evidence within 15 days thereafter, therein identifying the portion or portions of the leased premises reasonably affected by such circumstances. The provisions of this item 13 excusing timely performance by Lessee will be applicable only to the portion or portions of the leased premises identified in Lessee’s written notice to Lessor as being reasonably affected by the existence and cause of the delay. The provisions of this item 13 will not be applicable to any and all portions of the leased premises not identified in Lessee’s written notice to Lessor. In no event shall this provision allow an extension of this lease or its term, in whole or in part, past a four (4) year period of time or reaming periods not to exceed four (4) years in she aggregate if the delay is caused by litigation, injunction, retraining order, governmental or regulatory order or by failure to obtain permits, and past a two (2) year period of time or recurring periods not to exceed two (2) years in the aggregate for all other causes.
13.	Lessee agrees to defend, indemnify and hold harmless Lessor, their heirs, successors, representatives, agents and assigns, from and against any and all claims, demands and causes of action, including, without limitation, claims for injury (including death) or damage to persons or property arising out of, incidental to or resulting from the operations of or for Lessee, its servants, agents, employs, guests, licensees, invitees or independent contractors, and, from and against all costs and expenses incurred by Lessor by reason of any such claim or claims, including attorneys’ and expert witnesses; fees; and each assignee of this lease, or an interest therein, agrees to defend, indemnify and hold harmless Lessor in the same manner provided above. Such indemnity shall apply to any claim arising out of operations conducted under or pursuant to this lease, howsoever caused, INCLUDING, BUT NOT BY WAY OF LIMITATION, ANY NEGLIGENT ACT OR OMISSION OF LESSOR EXCEPTING ONLY LESSOR’S GROSS NEGLIGENCE AND WILLFUL MISCONDUCT. LESSOR’S REPRESENTATIVES, AGENTS OR EMPLOYEES, LESSEE, LESSEE’S AGENTS, SERVANTS, EMPLOYEES OR INDEPENDENT CONTRACTORS, LESSEE’S OBLIGATION TO DEFEND AND INDEMNIFY LESSOR SHALL APPLY WHETHER OR NOT LESSOR MAY BE GUILTY OF ANY NEGLIGENT ACT OR OMISSION WHICH RESULTED IN OR CONTRIBUTED TO THE COST, EXPENSE OR LIABILITY AGAINST WHICH LESSEE IS OBLIGATED TO INDEMNIFY LESSOR HEREUNDER AND WHETHER OR NOT LESSOR’S LIABILITY IS IMPOSED BY ANY STATUTORY OR COMMON-LAW THEORY OR STRICT LIABILITY.

14.	Lessor owns minerals only. The surface estate is owned according to the records of Rio Arriba County, New Mexico. Lessee agents that to the extent legally required to do so, Lessee shall make reasonable commercial efforts to obtain appropriate agreement with surface owners prior to conducting operations.

15.	In the event Lessee conducts, or causes to be conducted, seismic operations, Lessee shall furnish Lessor with a shot point map and one full scale (5 inches per second) paper record of all seismic sections. Such sections shall contain processed data (including final normal move-out corrections, static corrections stacking, and any other deconvolution or processing utilized by Lessee) of normal polarity, shall identify the traces by shot point, and shall contain a label which includes general line details, recording and field data, a spread diagram, processing information, and display parameters. If a migrated section is available, then, in addition to the un-migrated section, Lessor shall be provided with a copy of the migrated section which conforms to the requirements listed above. Each such seismic section shall include all data within one mile beyond the exterior boundaries of the leased premises if shot in that way. If such line shall run from (i) the leased premises, (ii) other lands for which Lessee owns a lease from Lessor, or (iii) any lands pooled therewith onto other such lands, then Lessee shall furnish Lessor the entire length of such connecting line. For 3-D seismic operations, Lessee shall furnish Lessor with both a final post plot of the source and receiver positions and a final post plot of all 3-D bins over the leased premises. Lessee shall furnish Lessor with a SEG-Y format tape (or comparable format output) compatible with industry-available PC-based or workstation-based 3-D interpretation packages, in a format acceptable to Lessor. The SEG-Y format output will contain processed full record length, binned data of all 3-D data resulting from seismic processing of acquired data which cover the licensed premises and the area within one mile of the boundaries of the leased premises. If more than one SEG-Y format output of the processed 3-D binned data is generated by Lessee or by the contractor for Lessee, Lessee shall furnish Lessor with that portion of that additional processed 3-D binned data which covers the leased premises. Lessor shall have access to and the light to review and examine all interpretations of seismic data utilized by Lessee in Lessee’s development of the leased premises. Lessee agrees to allow, for a period not to extend 15 business days, a geoscientist representing Lessor to examine. Nothing in this provision shall be interpreted as dictating if or which seismic operations, processing or interpretation are conducted by Lessee nor which processes are utilized or reports generated. Any seismic operations, if undertaken, shall be conducted at the sole discretion of Lessee.

16.	Lessee commits to drill eight (8) wells on the lands covered and subject to this oil and gas lease during the primary term (on or before April 2, 2009). Each will be drilled to a depth and at a location of Lessee’s sole choice, except that one of the eight wells shall be drilled to a depth of 8,500 feet beneath the surface or to the basement (granite), whichever is shallower. Lessee may offset the commitment to drill up to three (3) wells by shooting seismic of a type and a location of its choosing. If seismic is shot, the offset to the drilling obligation shall apply dollar for dollar by matching the amount spent; by Lessee for the seismic program(s) with Lessee’s good faith estimate for the completed well costs for the three wells. If the seismic costs (including shooting, permits, surface damages, processing, interpretation and related costs) exceed the estimate costs for the three wells to be offset, no additional offset credit will be given. A maximum of three wells may be offset. The only penalty for Lessor’s failure to drill the commitment wells and/or shoot seismic shall be the termination of this oil and gas lease at the end of its primary term as to all lands not theretofore earned by Lessee, and Lessee agrees to promptly release of record to Lessor any and all rights to this oil and gas lease as to all unearned lands. In the event of Lessee’s retention of earned lands due to partial fulfillment of this drilling commitment, Lessee shall retain as to each well which it has earned the applicable retained acreage specified in Paragraph 8 (i) through (iv), except that any potential enlargement of the retained acreage shall be limited to that amount of acreage required or prescribed in orders to obtain maximum production, and not merely permitted. If Lessee has drilled all but the last commitment well which it is obligated to drill under this provision and is conducting drilling operations on the last commitment well, and if within thirty (30) days of the expiration of the primary term, Lessee encounters impenetrable substances or other conditions beyond its control making further drilling of said well impracticable by generally accepted industry standards, Lessee may, at its option, commence drilling operations of a substitute well at a legal location on the leased premises within sixty (60) days of drilling rig release from the abandoned well (but in the event beyond June 2, 2009). If the substitute well is drilled in its full compliance with all of the terms and provisions of this paragraph, the substitute well shall be treated, for all purposes, as the well for which it is substituted; and the time within which Lessee is obligated to drill the commitment wells shall be extended for so long as such drilling operations were conducted with reasonable diligence and in a good and workmanlike manner until said substitute well is completed or plugged and abandoned.

17.	If Lessee fulfills its drilling commitment as described in 16 above, Lessee may at its election and option extend the primary term of this lease, or if after the primary term delay the continuous development of this lease, for a period of one (1) year in exchange for the payment of fifteen dollars ($15.00 per net mineral acre for the amount of acres to be extended. This option may be exercised two (2) times, such that acreage could eventually be extended for two (2) years in exchange for the payment of thirty dollars ($30.00) per net mineral acre.
18.	Lessor and Lessee acknowledge and agree that this oil and gas lease replaces and supersedes the following oil and gas leases previously entered into:

Oil and Gas Lease dated January 1, 2006, between Rowling, as Lessor, and Lynx, as Lessee, covering 68,847.64 acres of land, more or less, situated in Rio Arriba County, New Mexico, recorded in Book 529 at Page 2150 of the records of Rio Arriba County, New Mexico; and

Oil and Gas Lease dated April 1, 2006, between Rowling, as Lessor, and Lynx, as Lessee, covering 21,401.00 acres of land more or less, situated in Rio Arriba County, New Mexico, recorded in Book 529 at Page 4585 of the records of Rio Arriba County, New Mexico.

Lessee agrees at its cost to promptly execute and record a release of the superseded leases to further evidence that this lease has mined and superseded such leases.
19.	If this Lease now or hereafter covers separate tracts, no pooling, communization or unitization of royalty interests as between or among any such separate tracts is Intended or shall be implied from the inclusion of such separate tracts within this lease, it being intended to expressly negate, any presumption that this lease creates a community lease. As used in this paragraph, the words “separate tract” shall mean any tract with royalty or non-executive interests or ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leased premises. Further, the execution hereof shall not amount to an offer to any owner of an executive or non-executive interest or royalty interest to effect such a pooling or communitization by execution or ratification of this instrument. In the absence of pooling in accordance with the other provisions of this lease, royalties will be paid exclusively to the applicable royalty owners within the individual well unit or spacing unit upon which a well is situated and from which a well is situated and from which a well is producing, to the total exclusion of the royalty owners of all other separate tarts covered by this lease.
20.	With respect to the information which Lessee provides Lessor in accordance with the provisions of paragraphs 3, 10 and 15 of this Addendum, Lessor agrees to keep confidential all such information. This confidentiality provision shall not apply to (a) any information of public record; (b) disclosures by Lessor to its agents, servants, employees or attorneys provided such third parties agree in writing in advance to keep such information confidential in accordance with this paragraph; (c) disclosure to proper taxing authorities for purposes of determining the value of the properties for ad valorem taxes or other taxes assessed by virtue of ownership of the minerals and/or royalties; or (d) if Lessor brings legal action for the enforcing of the provisions of this lease.

21.	This instrument may be executed in multiple counterpart with each counterpart being considered an original for all purposes herein and binding upon the party executing provided this instrument or a counterpart thereof is executed by all parties hereto, and the signature and acknowledgment pages of the various counterparts hereto may be combined into one instrument for the purposes of recording this instrument in the property records of the County Clerk’s office.